EXHIBIT 21



Significant Subsidiaries of Registrant as of December 31, 1994



SIGNIFICANT SUBSIDIARIES:                    INCORPORATED IN:

Grumman Corporation                          New York

Grumman Aerospace Corporation                New York

Grumman Data Systems Corporation             Delaware




Note: The other subsidiaries of the Registrant are not "significant subsidiaries", as defined by Rule 1.02 of Regulation
S-X, and therefore are not listed herein.